UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2009

MACQUARIE INFRASTRUCTURE COMPANY LLC
 (Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates.

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 23, 2009, Macquarie Infrastructure Company (“MIC”), through a wholly-owned subsidiary, completed the sale to John Hancock Life Insurance Company and John Hancock Life Insurance Company (U.S.A.) (collectively “John Hancock”) of 49.99% of the membership interests in Macquarie District Energy Holdings II LLC (“MDEH”), the holding company for MIC’s district energy business.  MIC received aggregate proceeds of $29.5 million in connection with the sale. It used these proceeds together with $36.9 million of cash on hand to fully repay the $66.4 million outstanding balance on its revolving credit facility.  In addition, as part of the purchase price MIC is entitled to receive $6.2 million, on a priority basis, out of future distributions by MDEH, representing substantially all of the cash and cash equivalents on its consolidated balance sheet as of the closing date plus certain 2009 receivables less cash reserved for future capital expenditures and for accrued interest (“Closing Cash”). MIC incurred approximately $3.0 million in transaction costs, which it expects to fund with distributable cash flow from its operating companies, including the Closing Cash.

On December 23, 2009 and in connection with the closing, MIC and John Hancock entered into an amended and restated Operating Agreement, or LLC Agreement, setting forth the rights and obligations of each member of MDEH.   The LLC Agreement provides that all “Available Cash” will be distributed pro rata to the members on a quarterly basis, following the payment of the Closing Cash to MIC. “Available Cash” is calculated as cash from operating activities plus cash from investing activities (excluding debt funded capital expenditures, and acquisitions net of cash) plus net debt proceeds minus distributions paid to minority shareholders of the Nevada district energy business. The distribution of Available Cash may be reduced to comply with any contractual or legal limitations, including restrictions on distributions contained in the business’s credit facility, and to provide for reserves for working capital requirements.

The LLC Agreement provides that MIC, through a wholly-owned limited liability company, will act in the capacity of managing member of MDEH. Certain significant decisions would require the vote of MDEH’s members representing a 75% (or 90% in some cases) percentage ownership of MDEH.  The LLC Agreement contains other terms relating to restrictions on transfers, dispute resolutions and other customary rights of first offer, pre-emptive rights and rights to participate in (or cause other members to participate in) a sale of control of MDEH.

Macquarie Capital (USA) Inc. ("MCUSA") acted as financial advisor to MIC in connection with the transaction.  MCUSA is a subsidiary of Macquarie Bank Limited, the parent company of MIC's Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date: December 30, 2009	By:	/s/ James Hooke
Name: James Hooke
Title: Chief Executive Officer